Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-182224 and No. 333-182810) on Form S-8 of Weyerhaeuser Company of our report dated June 27, 2019, with respect to the statements of net assets available for benefits of Weyerhaeuser 401(k) Plan as of December 31, 2018 and 2017, and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related supplementary information as of December 31, 2018, appearing in this Annual Report (Form 11-K) of Weyerhaeuser 401(k) Plan.

/s/ Moss Adams LLP

Seattle, Washington

June 27, 2019